Exhibit 21.1

SUBSIDIARIES OF ENERGY VAULT HOLDINGS, INC.

DOMESTIC COMPANIES

Name	Jurisdiction of Incorporation
Energy Vault, Inc.	Delaware

FOREIGN COMPANIES

Name	Jurisdiction of Incorporation
Energy Vault SA	Switzerland